                                                              Exhibit 4.2
                           INDUS AFFILIATE AGREEMENT


     This Affiliate Agreement (this "Affiliate Agreement") is made and entered into as of June 5, 1997 (the "Effective Date") among THE INDUS GROUP, Inc. a California corporation ("INDUS"), Newco Group, Inc., a Delaware corporation ("Newco"), TSW International, Inc., a Georgia corporation ("TSW") and __________ ("Shareholder").

                                    RECITALS
                                    --------

     A. This Affiliate Agreement is entered into pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of June 5, 1997, as such may be amended (the "Plan of Reorganization"), entered into by and among INDUS, Newco and TSW. The Plan of Reorganization provides for the formation of one California corporation and one Georgia corporation (collectively, the "Subs"), as wholly-owned subsidiaries of Newco, and the statutory merger of one Sub with and into INDUS (the "INDUS Merger") and the other Sub with and into TSW (the "TSW Merger") (collectively, the "Merger"), all pursuant to the terms and conditions of the Plan of Reorganization and the Agreements of Merger to be entered into between the one Sub and INDUS and the other Sub and TSW
(collectively, the "Agreements of Merger").   The Plan of Reorganization and the
Agreements of Merger are collectively referred to herein as the "Merger
Agreements."   Capitalized terms used herein and not defined herein shall have the meanings that such terms have in the Plan of Reorganization.

     B. The Merger Agreements provide for the conversion of all of the issued and outstanding stock of INDUS and TSW at the Effective Time of the Merger into shares of Newco's Common Stock, all as more particularly set forth in the Plan of Reorganization.

     C. As a condition to the willingness of TSW to enter into the Plan of Reorganization, TSW has required that Shareholder agree, and in order to induce TSW to enter into the Plan of Reorganization Shareholder has agreed, to enter into this Affiliate Agreement.

     D. Shareholder understands that because (i) the Merger is intended by the parties to qualify for "pooling-of-interests" accounting treatment and Shareholder may be deemed to be an "affiliate" of INDUS within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and (ii) the Merger will be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code, the shares of INDUS Common Stock which Shareholder owns, any shares of INDUS Common Stock which Shareholder may hereafter acquire, and any shares of Newco Common Stock (the "Newco Common Stock") acquired by Shareholder pursuant to the Merger may be disposed of only in conformity with the limitations described herein.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.  INDUS SECURITIES

     Attachment 1 hereto sets forth all shares of INDUS capital stock and any
     ------------
other securities of INDUS owned by Shareholder, including all securities of INDUS as to which Shareholder has sole or shared voting or investment power, and all rights, options and warrants to acquire shares of capital stock or other securities of INDUS granted to or held by Shareholder (such shares of INDUS capital stock, other securities of INDUS and rights, options and warrants to acquire shares of INDUS capital stock and other securities of INDUS are hereinafter collectively referred to as "INDUS Stock"). As used herein, the term "New INDUS Securities" means, collectively, any and all shares of INDUS capital stock, other securities of INDUS and rights, options and warrants to acquire shares of INDUS capital stock and other securities of INDUS that Shareholder may purchase or otherwise acquire any interest in (whether of record or beneficially), on and after the Effective Date of this Affiliate Agreement and prior to the Expiration Date (as defined below). All New INDUS Securities will be subject to the terms of this Affiliate Agreement to the same extent and in the same manner as if they were INDUS Stock. The INDUS Stock and the New INDUS Securities shall be collectively referred to herein as the "INDUS Securities." As used herein, the term "Expiration Date" means the earliest to occur of (i) the Effective Time of the Merger, or (ii) such time as the Plan of Reorganization may be terminated in accordance with its terms.

SECTION 2.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER

     2.1  Reliance Upon Representations, Warranties and Covenants.  Shareholder
          -------------------------------------------------------
understands that the representations, warranties and covenants of Shareholder set forth herein will be relied upon by INDUS, TSW and Newco and their respective counsel and accounting firms and by INDUS's shareholders.


     2.2  Representations, Warranties and Covenants of Shareholder.  Shareholder
          --------------------------------------------------------
represents, warrants and covenants as follows:

          (i) Authority; Affiliate Status.  Shareholder has full power and
              ---------------------------
authority to enter into, execute, deliver and perform Shareholder's obligations under this Affiliate Agreement and to make the representations, warranties and covenants herein contained. Shareholder further understands and agrees that Shareholder may be deemed to be an "affiliate" of INDUS within the meaning of the 1933 Act and, in particular, Rule 145 promulgated under the 1933 Act ("Rule 145").

          (ii) INDUS Securities Owned.  Except as otherwise disclosed in the
               ----------------------
INDUS Disclosure Letter, at the date hereof, all the INDUS Stock owned by Shareholder are, and at all times until and through the Expiration Date all the INDUS Securities owned by Shareholder will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances.

          (iii) Transfer Restrictions on INDUS Securities.  Shareholder agrees
                -----------------------------------------
with INDUS not to sell, transfer, encumber or dispose of, or offer to sell, transfer, encumber or dispose of any INDUS Securities until the Expiration Date, and at such time, only as agreed pursuant to the terms hereof.

          (iv) Further Assurances.  Shareholder agrees to execute and deliver
               ------------------
any additional documents reasonably necessary or desirable, in the opinion of INDUS or TSW, to carry out the purposes and intent of this Affiliate Agreement.

          (v) Transfer Restrictions on Merger Securities.  As used herein, the
              ------------------------------------------
term "Merger Securities" means, collectively, all shares of Newco Common Stock that are or may be issued by Newco in connection with the Merger or the transactions contemplated by the Merger Agreements, or to any former holder of INDUS options, warrants or rights to acquire shares of INDUS Common Stock, and any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or upon conversion thereof. Shareholder agrees not to sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to, any of the Merger Securities and/or any option, right or other interest with respect to any Merger Securities that Shareholder may acquire, unless: (i) such sale, transfer, exchange, pledge or disposition is permitted pursuant to Rule 145(d)(3) under the Securities Act (as contemplated by Section 3 hereof) and Newco's accountants have advised such Shareholder in writing that such sale, transfer, exchange, pledge or disposition would not preclude pooling of interests accounting treatment of the Merger; (ii) Newco's legal counsel or legal counsel representing Shareholder, which counsel is reasonably satisfactory to Newco, shall have advised Newco in a written opinion letter reasonably satisfactory to Newco and Newco's legal counsel, and upon which Newco and its legal counsel may rely, that no registration under the 1933 Act would be required in connection with the proposed sale, transfer, exchange, pledge or other disposition of Merger Securities by Shareholder; or (iii) a registration statement under the 1933 Act covering the Merger Securities proposed to be sold, transferred, exchanged, pledged or otherwise disposed of, describing the manner and terms of the proposed sale, transfer, exchange, pledge or other disposition, and containing a current prospectus, shall have been filed with the Securities and Exchange Commission ("SEC") and been declared effective by the SEC under the 1933 Act; or (iii) an authorized representative of the SEC shall have rendered written advice to Shareholder (sought by Shareholder or counsel to Shareholder, with a copy thereof and all other related communications delivered to Newco and its legal counsel) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition of Merger Securities, if consummated. Nothing herein imposes upon Newco any obligation to register any Merger Securities under the 1933 Act.

          (vi) Pooling Lock-Up.  Notwithstanding any other provision of this
               ---------------
Affiliate Agreement to the contrary, from and after the date of this Agreement, Shareholder will not further sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Shareholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any INDUS Securities or any rights, options or warrants to purchase INDUS Securities or any Merger Securities or other securities of Newco during the time period (the "Lock-Up Period") beginning thirty (30) days immediately preceding the Effective Time and ending at such time after the Effective Time as Newco has publicly released the combined financial results of Newco, INDUS and TSW for a period of at least thirty (30) days of combined operations of Newco, INDUS and TSW after the Effective Time of the Merger. Newco agrees to publish such financial results expeditiously in a manner consistent with INDUS' prior practices. Notwithstanding the foregoing, Newco agrees that any "affiliates" of INDUS within the meaning of Rule 145 will be allowed, as a group, to sell up to 1% of INDUS Stock under the "de minimis" exceptions to the pooling of interest requirements, with each transaction to be approved in advance by Newco's auditors.

          (vii) Intent.   Shareholder does not now have, and as of the Effective
                ------
Time of the Merger will not have, any present plan or intention to engage in a further sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition or an equity swap or other risk diminishing transaction (a "Sale") of more than fifty percent (50%) of the Newco Common Stock (or other Merger Securities) that Shareholder may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or upon conversion thereof ("Derivative Securities"). Shareholder is not aware of, nor is Shareholder participating in, any plan on the part of INDUS shareholders to engage in Sales of Newco Common Stock (or other Merger Securities) to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding INDUS Securities immediately prior to the Merger. For purposes of this representation, INDUS Securities (or any portion thereof) (i) with respect to which a INDUS shareholder receives consideration in the Merger other than Newco Common Stock (including, without limitation, cash received in lieu of fractional shares) and/or (ii) with respect to which a Sale occurs during the period beginning with the commencement of negotiations (whether formal or informal) between INDUS and TSW regarding the Merger and ending on the Effective Time of the Merger (the "Pre-Merger Period"), shall be considered shares of outstanding INDUS Common Stock exchanged for Newco Common Stock received in the Merger and then disposed of pursuant to any plan on the part of INDUS shareholders.

SECTION 3. RESTRICTIONS ON RESALES

     Shareholder understands that, in addition to the restrictions imposed under
Section 2 of this Affiliate Agreement, the provisions of Rule 145 currently limit Shareholder's public resales of Merger Securities, in the manner set forth in subsections (i), (ii) and (iii) below, until such time as Shareholder has beneficially owned, within the meaning of Rule 144(d) under the 1933 Act, the Merger Securities for a period of at least one (1) year (or in some cases two
(2) years) after the Effective Time of the Merger, and thereafter if and for so long as Shareholder is an affiliate of Newco:

          (i) 145(d)(1).  Unless and until the restriction "cut-off" provisions
              ---------
of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Merger Securities may be made by Shareholder only in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only:
(i) if Newco meets the public information requirements of Rule 144(c); (ii) in brokers' transactions or in transactions with a market maker; and (iii) where the aggregate number of Merger Securities sold at any time together with all sales of restricted Newco Common Stock sold by or for Shareholder's account during the preceding three-month period does not exceed the greater of: (A) one percent (1%) of the shares of Newco Common Stock outstanding as shown by the most recent report or statement published by Newco; or (B) the average weekly volume of trading in Newco Common Stock on all national securities exchanges, or reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding the date of receipt of the order to execute the sale.

          (ii) 145(d)(2).     Shareholder may make unrestricted resales of
               ---------
Merger Securities pursuant to Rule 145(d)(2) if: (i) Shareholder has beneficially owned (within the meaning of Rule 144(d) under the 1933 Act) the Merger Securities for at least one (1) year after the Effective Time of the Merger; (ii) Shareholder is not an affiliate of Newco; and (iii) Newco meets the public information requirements of Rule 144(c).

          (iii) 145(d)(3).     Shareholder may make unrestricted resales of
                ---------
Merger Securities pursuant to Rule 145(d)(3) if Shareholder has beneficially owned (within the meaning of Rule 144(d) under the 1933 Act) the Merger Securities for at least two (2) years after the Effective Time of the Merger and is not, and has not been for at least three (3) months, an affiliate of Newco.

     INDUS and Newco each acknowledges that the provisions of Section 2.2(v) of this Affiliate Agreement will be satisfied as to any sale by the undersigned of the Merger Securities pursuant to Rule 145(d), by a broker's letter and a letter from Shareholder with respect to that sale stating either that (i) each of the above-described requirements of Rule 145(d)(1) has been met or (ii) are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) and each of the above-described requirements of Rule 145(d)(2) or (d)(3) (as applicable) have been met; provided that in each case Newco has no reasonable basis to believe such sales were not made in compliance with such provisions of Rule 145(d).

SECTION 4. LEGENDS

     Shareholder also understands and agrees that stop transfer instructions will be given to Newco's transfer agent with respect to certificates evidencing the Merger Securities to enforce (i) Shareholder's compliance with Shareholder's representations in Subsections 2.2 (vi), (ii) Shareholders' agreements in
Section 3, and (iii) Shareholder's compliance with applicable securities laws regarding the Merger Securities, and that there will be placed on the certificates evidencing such Merger Securities such legends as Newco or its counsel may reasonably require, including without limitation, a legend providing substantially as follows:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY APPLICABLE STATE SECURITIES LAWS, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF JUNE 5, 1997 AMONG THE INDUS GROUP, INC., NEWCO GROUP, INC., TSW INTERNATIONAL,

     INC. AND THE HOLDER OF SUCH SHARES, A COPY OF WHICH MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE OFFICES OF NEWCO. NEWCO WILL FURNISH, WITHOUT CHARGE, A COPY THEREOF TO THE HOLDER OF THIS CERTIFICATE, UPON WRITTEN REQUEST THEREFOR."

SECTION 5.  MISCELLANEOUS

     5.1  Notices.  Any notice or other communication required or permitted to
          -------
be given under this Affiliate Agreement will be in writing, will be delivered personally, by telecopier (with a hard copy also mailed), or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, one business day after transmission by telecopier with confirmation of receipt, or three (3) days after deposit in the mails, if mailed, to the following addresses:

          (i)  If to INDUS or to Newco:

                    THE INDUS GROUP, Inc.
                    60 Spear Street
                    San Francisco, CA  94105
                    Attn:  Chief Financial Officer

                    With a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California 94304
                    Attn:  Henry P. Massey, Jr.

          (ii) If to TSW:

                    TSW International, Inc.
                    3301 Windy Ridge Parkway
                    Atlanta, GA  30339
                    Attention:  Chief Financial Officer

                    With a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 W. 51st Street
                    New York, NY  10019
                    Attn:  Andrew Brownstein

          (iii) If to Shareholder:

               To the address for notice for such Shareholder set forth on Attachment I hereto or to such other address as a party may have furnished to the other parties in writing pursuant to this
               Section 5.1.

     5.2  Termination.  This Affiliate Agreement shall be terminated and shall
          -----------
be of no further force and effect upon the termination of the Plan of Reorganization pursuant to its terms.

     5.3  Counterparts.  This Affiliate Agreement may be executed in any number
          ------------
of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Affiliate Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

     5.4  Assignment; Binding Upon Successors and Assigns.  Neither party hereto
          -----------------------------------------------
may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Affiliate Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     5.5  Waiver and Amendment.  The waiver by a party of any breach hereof or
          --------------------
default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Affiliate Agreement may be amended by the parties hereto upon the execution and delivery of a written agreement executed by the parties hereto at any time before or after approval of the Merger by the INDUS shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the INDUS shareholders without obtaining such further approval.

     5.6  Governing Law.  The internal laws of the State of Delaware
          -------------
(irrespective of its choice of law principles) will govern the validity of this Affiliate Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     5.7  Severability.  If any term, provision, covenant or restriction of this
          ------------
Affiliate Agreement (or of the Plan of Reorganization) is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Affiliate Agreement (or of the Plan of Reorganization, as the case may be) will remain in full force and effect and will in no way be effected, impaired or invalidated. The parties further agree to replace such invalid or unenforceable term with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

     5.8  Construction of Agreement.  This Affiliate Agreement has been
          -------------------------
negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section will mean a Section in this Affiliate Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Affiliate Agreement which will be considered as a whole.

     5.9  Attorneys' Fees.  Should suit be brought to enforce or interpret any
          ---------------
part of this Affiliate Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     5.10 Partnership.  Newco, INDUS and TSW agree that if Shareholder is a
          -----------
limited partnership, Shareholder's general and limited partners shall in no event be liable for any obligations or liabilities of Shareholder under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Affiliate Agreement as of the date first set forth above.


THE INDUS GROUP, INC.                    TSW INTERNATIONAL, INC.
a California corporation                 a Georgia corporation


By:                                      By:
   -----------------------                  -------------------------


Name:                                    Name:
     ---------------------                   ------------------------


Title:                                   Title:
      --------------------                     ----------------------

NEWCO GROUP, INC.                        SHAREHOLDER:
a Delaware corporation


By:
   -----------------------               ----------------------------


Name:                                    Name:
     ---------------------                    -----------------------


Title:
      --------------------


                 [SIGNATURE PAGE TO INDUS AFFILIATE AGREEMENT]

                                  ATTACHMENT 1

                                  INDUS STOCK



Shareholder's Address for Notice:
                                              ----------------------


                                              ----------------------


                                              ----------------------


Number of shares of INDUS capital stock
beneficially owned by the undersigned:
                                              ----------------------

Number of options, warrants or other
convertible securities convertible into
INDUS capital stock beneficially owned by
the undersigned:
                                              ----------------------





                 [SIGNATURE PAGE TO INDUS AFFILIATE AGREEMENT]